Exhibit 99.1

VIGGLE ANNOUNCES BUSINESS MOMENTUM AT THE AD AGE SOCIAL ENGAGEMENT / SOCIAL TV CONFERENCE

625,000 registered members; more than 142 million engagements in the app since launch

NEW YORK – May 9, 2012 – ViggleSM, the free loyalty program for television created by Function(x) Inc.™ (Symbol: FNCX), announced today at the Ad Age Social Engagement / Social TV Conference, that it has reached 625,000 registered users and that these members have completed 142 million engagements within the app since launch.

The amount of time Viggle members spend in the app has continued to increase and the average session now tops 93 minutes per user. Active Viggle members check in an average of five times each day and while checked in, engage an average of 15 times with Viggle games, videos and interactive ads. Since its launch, Viggle members have redeemed points over 375,000 times for items from companies such as Best Buy, iTunes, Amazon and Starbucks or they have converted their points into charitable donations.

 “We set out to enhance the TV experience and we’re seeing the results from our users who are hungry for more ways to interact with their favorite programming,” said Chris Stephenson, president of Viggle. “We’re not only making TV more rewarding, we’re having a direct impact on viewing habits following promotion of shows in our “What’s On” section.”

According to data from Trendrr, the social media research firm, Viggle is often among the top three most hash tagged words on Twitter during many of the most popular shows on television. On April 23rd, for example, Viggle generated more than 40% of the social activity around the top three shows featured in the “What’s On” section of the app.

Viggle LIVE events continue to be among the most popular in-app engagements for members. During a recent partnership with USA Networks to celebrate the 50th anniversary of ‘To Kill a Mockingbird,’ Viggle promotion and a Viggle LIVE event helped make the seminal movie, aired on a Saturday evening, one of the top trending shows on cable.

Viggle LIVE enables television viewers to participate in real-time polls, quizzes and trivia tied to the shows they’re watching. Fifty percent of viewers who checked into the NCAA basketball finals played along with a series of Viggle LIVE events presented by Capital One, answering an average of 20 questions each.

Available as a free download in the iTunes App Store, Viggle can identify and automatically check TV viewers into live, DVR’d or online TV content from more than 160 channels. Viggle works with iOS devices such as iPhone®, iPad® and iPod touch®.  The company announced that it is currently testing an Android version of the app.

About Viggle

Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they are watching. Currently available for Apple iPhone®, iPad® and iPod touch®, Viggle automatically identifies what television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music, gift cards and much more. For more information, follow us on Twitter @Viggle or like us on Facebook.

About Function(x) Inc™

Function(x) Inc. was founded by media entrepreneur Robert F.X. Sillerman who has pioneered a number of successfultelevision, radio and live entertainment businesses. Sillerman created Function(x) in June 2010 to develop new business models and digital products and services that encourage consumers to engage with entertainment such as TV, movies, games and music. The Company launched Viggle, a loyalty program fortelevision in January 2012. The Company is publicly listed as FNCX. For more information, visit http://www.functionxinc.com or follow us on Twitter @FunctionXinc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of May 9, 2012.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:

Laura Gonia
Weber Shandwick
FunctionX@webershandwick.com
Tel. 206.576.5580

Investor Relations:
John Small
Head of Strategy & Corp. Development
Function(x) Inc.
John.Small@functionxinc.com
Tel. 212.231.0092